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                                                                  EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT

         Maritrans Inc., a Delaware corporation (the "Company"), and Stephen A. Van Dyck ("Employee") entered into an Employment Agreement (the "Agreement") on October 5, 1993, which continues in full force and effect. Employee is presently employed by the Company as its Chairman and Chief Executive Officer. Both parties wish to update the Agreement to reflect the Company's current location, to provide some additional benefits to Employee which are standard for executives of other businesses in Employee's position and to make other desirable and conforming changes. The Agreement is hereby amended and restated, effective as of April 1, 2001;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment. The Company hereby continues the employment of Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

            1.1. Employment Term. The term of this Agreement (the "Employment Term") shall commence on April 1, 2001 and shall continue for an indefinite period until terminated in accordance with Section 5 or Section 6 hereof.

            1.2. Duties and Responsibilities. During the Employment Term, Employee shall serve as the Chairman and Chief Executive Officer of the Company and shall perform all duties and accept all responsibilities incident to such position or as otherwise may be assigned to him by the Company's Board of Directors (the "Board") and agreed to by Employee.

            1.3. Extent of Service. During the Employment Term, Employee agrees to use his best efforts to carry out his duties and responsibilities under
Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote his full time, attention and energy thereto; provided, however, that Employee shall not be required to transfer to a location outside the metropolitan Tampa area (fifty miles surrounding the Company's principal location as of the date hereof) without Employee's prior written consent. Except
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as provided in Section 3 hereof, the foregoing shall not be construed as preventing Employee from making minority investments in other businesses or enterprises provided that Employee agrees not to become engaged in any other business activity which may interfere with his ability to discharge his duties and responsibilities to the Company. Except with respect to current engagements, Employee further agrees not to work either on a part time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board.

            1.4. Base Salary.

                 (a) For all the services rendered by Employee hereunder, the Company shall pay Employee the basic annual rate of compensation being paid to Employee as of the date hereof for each full year of the Employment Term ("Base Salary"), payable in installments at such times as the Company customarily pays its other senior executives (but in any event no less often than monthly). Employee's Base Salary shall be subject to review and adjustment by the Company pursuant to its normal performance review policies for senior executives. Employee's Base Salary shall not be reduced without Employee's written consent. The Company shall be entitled to make proper withholdings from Employee's Base Salary (and all other payments of compensation under this Agreement) as required by law.

                 (b) During the Employment Term, Employee shall also be (i) entitled to participate in such retirement, profit sharing, equity compensation, group insurance, medical and other fringe benefit plans, if any, as may be authorized from time to time by the Board in its sole discretion for any other senior executive of the Company, (ii) provided with reimbursement of expenses related to his employment by the Company on a basis similar to that which may be authorized from time to time by the Board in its sole discretion for senior executives of the Company generally, (iii) entitled to vacation and holidays during the Employment Term in accordance with the Company's normal policy, and
(iv) entitled to financial and tax consulting services and an automobile allowance of $750 per month.

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            1.5 Incentive Compensation. In addition to the Base Salary set forth in Section 1.4 hereof, Employee shall participate in the Company's Executive Award Plan and such other annual or long-term incentive compensation plans (including stock option and stock grant plans), if any, for senior executives generally, as may be established from time to time by the Board in its sole discretion. The terms and provisions of any such incentive compensation plan shall be determined in the sole discretion of the Board.

         2. Confidential Information. Employee recognizes and acknowledges that by reason of his employment by and service to the Company (both during the Employment Term and before or after it), he has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the Employment Term, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Employee or except as may be required by law.

         3. Non-Competition.

            (a) During the Employment Term and for a period of two years thereafter, Employee will not, unless acting pursuant hereto or with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in a geographic area in which the Company or any of its affiliates is operating either during the Employment Term or on the date Employee's employment

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terminates, as applicable, presently on the East Coast of the United States or at any port in the Gulf of Mexico (whether or not such business is physically located within those areas) (the "Geographic Area"), in any business that is competitive to a business from which the Company or any of its affiliates derive at least five percent of its respective gross revenues either during the Employment Term or on the date Employee's employment terminates, as applicable. It is recognized by Employee that the business of the Company and its affiliates and Employee's connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. In addition, Employee agrees that he will not, for a period of two years after the expiration or termination of the Employee's employment with the Company, unless such termination follows a Change of Control, as defined below, without the prior written consent of the Company, whether directly or indirectly, employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any managerial or higher level person who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its affiliates.

            (b) The foregoing restriction shall not be construed to prohibit the ownership by Employee of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

         4. Equitable Relief.

            (a) Employee acknowledges that the restrictions contained in Sections 2 and 3 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have

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entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Employee represents that his experience and capabilities are such that the restrictions contained in Section 3 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

            (b) Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

            (c) Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court in Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Tampa, Florida, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and

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unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

            (d) Employee agrees that he will provide, and that the Company may similarly provide, a copy of Sections 2 and 3 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 3 hereof after expiration of the time period set forth therein.

         5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

            5.1. Disability. The Company may terminate the Employment Term if Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months. In such event, the Company shall have no further liability or obligation to Employee under this Agreement; provided, however, that Employee shall continue to receive his Base Salary and a continuation of all welfare and pension and profit sharing benefits for twenty four months thereafter, less the payments prescribed under any disability benefit plan which may be in effect for senior officers of the Company and in which he participated, plus his incentive compensation, as referred to in
Section 1.5 hereof, for such twenty-four month period at the target percentage level in effect for the year during which Employee first became disabled; and provided, further, that if the amount that actually would have been earned under the Company's incentive compensation plan or plans in any of the relevant fiscal years of the Company is less than the full target then the amount due hereunder shall b e reduced to such amount. Employee agrees, in the event of any dispute

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under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Board.

            5.2. Death. The Employment Term shall terminate in the event of Employee's death. In such event, the Company shall pay to Employee's executors, legal representatives or administrators, as applicable, an amount equal to the installment of his Base Salary set forth in Section 1.4 hereof for the month in which he dies, and, thereafter, the Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive (i) the payments prescribed for such recipients under any death benefit plan which may be in effect for executives of the Company, generally, (ii) a life insurance benefit in an amount equal to $2.5 million, and
(iii) a pro rata portion of the incentive compensation, if any, as referred to in Section 1.5 hereof, in respect of the year during which Employee died.

            5.3. Cause. The Company may terminate the Employment Term, at any time, for "cause" upon thirty days' written notice, in which event all liabilities and obligations of the Company under this Agreement shall cease, except for payment of Base Salary to the extent already accrued. For purposes of this Agreement, Employee's employment may be terminated for "cause" if he engages in gross misconduct, material dishonesty, deliberate and premeditated acts against the interest of the Company, which has a material and adverse effect on the Company's business, materially fails to perform or observe any of the terms or provisions of this Agreement or is convicted of a felony.

            5.4. Other Terminations.

            (a) Employee may terminate the Employment Term upon thirty days prior written notice to the Company if the Company fails to fulfill any of the material terms and provisions hereof including the failure to pay Employee any amounts payable hereunder within ten business days after the same shall be due and payable (and has not cured any such failure by the end of the notice period) including the transfer of Employee to a location outside of the metropolitan

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Tampa area without his consent. In any such case, the Employment Term shall end immediately and Employee retains all rights to enforce this Agreement.

            (b) The Company may remove Employee without cause from the position in which he is employed hereunder at any time upon written notice in which case the Employment Term shall end immediately upon the giving of such notice.

            (c) Upon any such termination or removal under either clause (a) or
(b), Employee shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Employee, only the amount due to Employee under the Company's then severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Employee and the Company shall have no further liability or obligation.

            (d) Notwithstanding subparagraph (c), in the event that Employee executes a written release, substantially in the form attached hereto as Exhibit A, but subject to such reasonable changes as counsel to the Company may recommend from time to time that are approved by Employee, such approval not to be unreasonably withheld, of any and all claims against the Company and all related parties with respect to all matters arising out of Employee's employment by the Company (other than his entitlement under any employee benefit plan or program sponsored by the Company in which he participated and under which he has accrued a benefit), and the termination thereof, Employee shall receive, in lieu of the payment described in subsection (a) hereof, which Employee agrees to waive, (i) a lump sum payment equal to twelve months of Employee's Base Salary,
(ii) a lump sum payment equal to incentive compensation, as referred to in
Section 1.5 hereof, for such twelve month period at the target percentage level in effect for the year during which Employee terminates this Agreement in accordance herewith or is removed, and (iii)(A) appropriate senior executive level outplacement services for 18 months or until Employee secures and accepts a new position, if sooner, (B) service credit, for purposes of determining the vesting of any stock options, performance units or other grants under any long term incentive plan of the Company, for an additional thirty-six months, (C) a

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lump sum payment equal to the amount of benefits he would have received under the Company's profit sharing and savings plan for such thirty-six month period,
(D) a monthly amount (together with a tax equalization payment) for thirty six months equal to the premium due under the Company's health benefit plan, (E) continuation of death and disability benefits for thirty six months at the level in effect at the time of such termination or removal (or a cash payment sufficient to replace such benefits), (F) treated as if he had continued in employment until, and were then, age 65 under the Company's Retirement Plan (but such additional benefit, if any, to be provided by the Company from it general assets, not from the assets of the Retirement Plan, and contributed, within thirty days after Employee's termination, to the trust maintained for Employee under the Company's Excess Benefit Plan); and (G) in exchange for Employee's undertakings under Section 3 hereof, (i) a lump sum payment equal to twenty-four months of Employee's Base Salary, and (ii) a lump sum payment equal to incentive compensation, as referred to in Section 1.5 hereof, for such twenty-four month period at the target percentage level in effect for the year during which Employee terminates this Agreement in accordance herewith or is removed. No other payments or benefits shall be due under this Agreement to Employee and the Company shall have no further liability or obligation. All monies due Employee shall be paid to Employee within thirty days after his termination or removal.


            (e) Employee may voluntarily terminate the Employment Term upon thirty days' prior written notice for any reason; provided, however, that no further payments or benefits shall be due under this Agreement to Employee in that event and the Company shall have no further liability or obligation except for Employee's rights under those retirement benefit plans (pension, profit sharing, etc) maintained by the Company and in which Employee participated and is owed a benefit.

            5.5 No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

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         6. Payments Upon a Change in Control.

            6.1. Definitions. For all purposes of this Section 6, the following terms shall have the meanings specified in this Section 6.1 unless the context clearly otherwise requires:

            (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (b) "Beneficial Owner" of any securities shall mean:

                (i) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;


                (ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the

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            Exchange Act, and (B) is not then reportable by such Person on
            Schedule 13D under the Exchange Act (or any comparable or successor report); or

                (iii) where voting securities are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company;

         provided, however, that nothing in this subsection (c) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

            (c) "Change of Control" shall be deemed to have taken place if (i) any Person (except the Company or any employee benefit plan of the Company or of any Affiliate, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 20% or more of the common stock then outstanding of Maritrans Inc., the parent of the Company); provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the Common Stock of Maritrans Inc. then outstanding or to solicit proxies, (ii) the Company sells substantially all of its assets or the Company's stockholders approve its liquidation, or (iii) during any twenty-four month period, individuals who at the beginning of such period constituted the Board of Directors of Maritrans Inc. cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the shareholders of Maritrans Inc., of at least seventy-five percent of the directors who were

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not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

            (d) "Normal Retirement Date" shall mean the first day of the calendar month coincident with or next following Employee's 68th birthday.

            (e) "Person" shall mean any individual, firm, corporation, partnership or other entity.

            (f) "Termination Date" shall mean the date of receipt of a Notice of Termination of this Agreement or any later date specified therein, as the case may be other.

            (g) "Termination of Employment" shall mean the termination of Employee's actual employment relationship with the Company.

            (h) "Termination upon a Change of Control" shall mean a Termination of Employment upon or within two years after a Change of Control either:

                (i) initiated by the Company for any reason other than (x) the Employee's disability, as described in Section 5.1 hereof, (y) death, or (z) for "cause," as described in Section 5.3 hereof, or
            (ii) initiated by the Employee upon any of the following occurrences:

                      (A) a transfer of Employee, without his express written
            consent, to a location that is outside the metropolitan Tampa area (as defined in Section 1.3 hereof), or the general area in which his principal place of business immediately preceding the Change of Control may be located at such time if other than metropolitan Tampa;

                      (B) any failure of the Company to comply with and satisfy
            any of the terms of this Agreement;

                      (C) any significant reduction by the Company of the
            authority, duties or responsibilities of Employee;

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                      (D) any removal by the Company of Employee from the
            employment grade, compensation level or officer or director positions which he holds as of the effective date hereof;

                      (E) the requirement that Employee undertake business
            travel to an extent substantially greater than is reasonable and customary for the position he holds pursuant hereto; or

                      (F) the good faith determination by Employee that due to
            any change in circumstances with the Company that directly or indirectly affect Employee's position, duties or responsibilities or status as in effect immediately preceding his Termination Date he is no longer able effectively to discharge his duties and responsibilities.

            6.2. Notice of Termination. Any Termination upon a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

            6.3. Severance Compensation upon Termination.

                 (a) Subject to adjustment as provided in paragraph (b) below, in the event of Employee's Termination upon a Change of Control, in the event that Employee executes a written release, substantially in the form attached hereto as Exhibit A, but subject to such reasonable changes as counsel to the Company may recommend from time to time and approved by Employee, such approval not to be unreasonably withheld, of any and all claims against the Company and all related parties with respect to all matters arising out of Employee's employment by the Company (other than his entitlement under any employee benefit

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plan or program sponsored by the Company in which he participated and under which he has accrued a benefit), and the termination thereof, Employee shall receive all amounts and benefits provided by Section 5.4(d), based upon the pre-Change of Control Base Salary and benefits, if more favorable to Employee, and in accordance with the terms and conditions of that Section.

                 (b) In the event Employee's Normal Retirement Date would occur prior to twenty-four months after the Termination Date, the aggregate cash amount determined as set forth in (a) above shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of days from the Termination Date to Employee's Normal Retirement Date and the denominator of which shall be 730.

            6.4. Other Payments. In the event of Employee's Termination upon a Change of Control, the Company shall also pay to Employee within fifteen days after the Termination Date, to the extent not theretofore paid, Employee's Base Salary through the Termination Date and a further amount equal to Employee's Base Salary in lieu of his unused vacation pay, if any, both calculated at the rate in effect on the Termination Date or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Termination Date;

            6.5. Enforcement.

                 (a) In the event that the Company shall fail or refuse to make payment of any amounts due Employee hereunder within the appropriate time period, the Company shall pay to Employee, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required until paid to Employee, at the rate from time to time announced by Mellon Bank (East) as its "prime rate" plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

                 (b) It is the intent of the parties that Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, the Company shall

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pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including all attorneys' fees and legal expenses) incurred by Employee in enforcing any of the obligations of the Company under this Section.

            6.6. No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

            6.7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any Affiliate and for which Employee may qualify; provided, however, that if Employee becomes entitled to and receives all of the payments provided for in this Agreement, Employee agrees to waive his right to receive payments under any severance plan or similar program applicable to all employees of the Company.

            6.8. No Set-Off. The Company's obligation to make the payments provided for in this Section and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.

            6.9. Certain Increases of Payments.

                 (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment " within the meaning of Section 280G of the Code, Employee shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax

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imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up
Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence (or, if greater, the state and locality in which Employee is required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                 (b) All determinations to be made under this Section 6.9 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Employee within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Employee. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

                 (c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                     (i) give the Company any information reasonably requested by the Company relating to such claim,

                     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                     (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Employee to pay such claim and sue for a refund the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                 (d) If, after the receipt by Employee of an amount advanced by the Company pursuant to this Section, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to this Section, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                 (e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

                 (f) Following a Change of Control and for a period of not less than three years after the Date of Termination, Employee be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to the various liabilities as to which Employee has been customarily indemnified prior to the Change of Control.

           6.10. Settlement of All Disputes.

                 (a) The Company and Employee mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Tampa, Florida, of all claims or controversies arising out of Employee's employment (or its termination) that the Company may have against Employee or that Employee may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. The Company shall pay the fees and costs of the arbitrator and all other costs in connection with any arbitration, including reasonable legal fee and expenses.

                 (b) The party or parties challenging the right of Employee to the benefits of this Agreement shall in all circumstances have the burden of proof.

           6.11. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation, exchange or otherwise) to all or substantially all of the business or assets of the Company or its Affiliates as of the date hereof, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of the Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business or assets (or that of its Affiliates as of the date hereof), jointly and severally.

         7. Survival. Notwithstanding the termination of the Employment Term or this Agreement, Employee's obligations under Sections 2 and 3 hereof shall, except to the extent otherwise provided herein, survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 4 hereof shall continue in force.

         8. Governing Law. This Agreement shall be governed by and interpreted under the laws of the state of Florida without giving effect to any conflict of laws provisions.

         9. Litigation Expenses. Except as provided in Section 6.5 above, in the event of a lawsuit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

        10. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

            If to the Company, to:

                     Maritrans Inc.
                     Two Harbour Place
                     302 Knights Run Ave., Suite 1200
                     Tampa, FL  33602
            With a required copy to:

                     Morgan, Lewis & Bockius LLP
                     1701 Market Street
                     Philadelphia, PA  19103-6993
                     Attention:  Robert J. Lichtenstein, Esquire

            If to Employee, to:

                     Stephen A. Van Dyck
                     1131 Abbeys Way
                     Tampa, FL, 33602
or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

        11. Contents of Agreement; Amendment and Assignment.

            (a) This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer.

            (b) Employee acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

            (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

        12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

        13. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

        14. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on the date first above written.


                                 MARITRANS INC.
Attest:
                [SEAL]

/s/ J.M. Smallacombe             By:    /s/ Walter T. Bromfield
--------------------                    -----------------------
Secretary                        Name:  Walter T. Bromfield
                                        ---------------------
                                 Title: Treasurer & Controller

Witness:


/s/ Amy M. Hajek                 s/ Stephen A. Van Dyck
----------------                 ----------------------
                                 STEPHEN A. VAN DYCK


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